SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1 )

PALO ALTO NETWORKS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

697435105

(CUSIP Number)

12/31/14

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

CUSIP NO. 697435105	13G	Page 2 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XI, L.P. (“SC XI”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 54-2094242
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,539,209
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,539,209
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,539,209
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 697435105	13G	Page 3 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XI, L.P. (“STP XI”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-0005558
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 111,799
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 111,799
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 111,799
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 697435105	13G	Page 4 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XI PRINCIPALS FUND LLC (“SC XI PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-0040683
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 385,039
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 385,039
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 385,039
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 697435105	13G	Page 5 of 15 Pages

1	NAME OF REPORTING PERSON SC XI MANAGEMENT, LLC (“SC XI LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-4236767
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

4,036,047 shares of which 3,539,209 shares are directly held by SC XI, 111,799 shares are directly held by STP XI and 385,039 shares are directly held by SC XI PF. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

4,036,047 shares of which 3,539,209 shares are directly held by SC XI, 111,799 shares are directly held by STP XI and 385,039 shares are directly held by SC XI PF. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,036,047
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 697435105	13G	Page 6 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, L.P. (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,475,592
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,475,592
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,475,592
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 697435105	13G	Page 7 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH PARTNERS III, L.P. (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,150
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,150
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,150
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 697435105	13G	Page 8 of 15 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND LLC (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,202
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,202
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,202
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 697435105	13G	Page 9 of 15 Pages

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

1,567,944 shares of which 1,475,592 shares are directly held by SCGF III, 16,150 shares are directly held by SCGP III and 76,202 shares are directly held by SCG III PF. SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

1,567,944 shares of which 1,475,592 shares are directly held by SCGF III, 16,150 shares are directly held by SCGP III and 76,202 shares are directly held by SCG III PF. SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,567,944
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 697435105	13G	Page 10 of 15 Pages

ITEM 1.

(a)	Name of Issuer:	Palo Alto Networks, Inc.

(b)	Address of Issuer’s Principal Executive Offices:
4401 Great America Parkway
Santa Clara, CA 95054

ITEM 2.

(a)	Name of Persons Filing:
Sequoia Capital XI, L.P.
Sequoia Technology Partners XI, L.P.
Sequoia Capital XI Principals Fund, LLC
SC XI Management, LLC
Sequoia Capital Growth Fund III, L.P.
Sequoia Capital Growth Partners III, L.P.
Sequoia Capital Growth III Principals Fund LLC
SCGF III Management, LLC

SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF. SCGF III LLC is the General Partner of each of SCGF III and SCGP III, and the Managing Member of SCG III PF.

(b)	Address of Principal Business Office or, if none, Residence:
3000 Sand Hill Road, 4-250
Menlo Park, CA 94025

Citizenship:

SC XI LLC, SC XI, STP XI, SC XI PF, SCGF III LLC, SCGF III, SCGP III, SCG III PF: Delaware

(c)	Title of Class of Securities:	Common Stock
(d)	CUSIP Number:	697435105

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 697435105	13G	Page 11 of 15 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 697435105	13G	Page 12 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 10, 2015

Sequoia Capital XI, L.P.
Sequoia Technology Partners XI, L.P.

	By:	SC XI Management, LLC
General Partner of each

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XI Principals Fund LLC

	By:	SC XI Management, LLC
its Managing Member

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XI Management, LLC

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth Fund III, L.P.
Sequoia Capital Growth Partners III, L.P.

	By:	SCGF III Management, LLC,
General Partner of each

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund LLC

	By:	SCGF III Management, LLC,
its Managing Member

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 697435105	13G	Page 13 of 15 Pages

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 697435105	13G	Page 14 of 15 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of Palo Alto Networks, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date:	February 10, 2015

Sequoia Capital XI, L.P.
Sequoia Technology Partners XI, L.P.

	By:	SC XI Management, LLC
General Partner of each

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XI Principals Fund LLC

	By:	SC XI Management, LLC
its Managing Member

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XI Management, LLC

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth Fund III, L.P.
Sequoia Capital Growth Partners III, L.P.

	By:	SCGF III Management, LLC,
General Partner of each

	By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 697435105	13G	Page 15 of 15 Pages

Sequoia Capital Growth III Principals Fund LLC

By:	SCGF III Management, LLC,
its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member